Item 30. Exhibit (h) i. m2i

AMENDMENT NO. 1 TO THE SUPPLEMENTAL PAYMENT AGREEMENT

BETWEEN MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT, made and entered into as of the 26th day of August, 2021, amends the Supplemental Payment Agreement entered into as of the 15th day of December, 2016, as amended (the “Agreement”) by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”) and J.P. MORGAN INVESTMENT MANAGEMENT INC. (“JPMIM”).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Company” shall be deemed to include C.M. Life Insurance Company.

3.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 26th day of August, 2021.

Massachusetts Mutual Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Vice President

J.P. Morgan Investment Management Inc.

By:	/s/ Chris Connelly [_____]
Name:	Chris Connelly
Title:	Managing Director, Finance, JPMAM

APPENDIX A

Portfolios

Class 1 Shares of the Portfolio that fall under the JPMorgan Insurance Trust

Servicing Fees

For each Portfolio: [_____] basis points ([_____] %) of the average daily net assets of the Class 1 Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners

Variable Contracts

Product Funded by Separate Account
Massachusetts Mututal ElectrumSM - SL-18 Massachusetts Mutual Variable Life Separate Account I
Electrum SelectSM C.M. Life Variable Life Separate Account I